SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2003

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE (State or other jurisdiction of incorporation)	1-13113 (Commission File Number)	62-0331040 (IRS Employer Identification No.)

750 Lakeshore Parkway Birmingham, Alabama (Address of principal executive offices)	35211 (Zip Code)

Registrant’s telephone number, including area code: (205) 940-4000

Item 7. Financial Statements and Exhibits.

(c) Exhibits

Exhibit	Description of Document
99.1	August 19, 2003 news release announcing results of operations and financial condition for the second quarter and six-month period ended August 2, 2003

Item 12. Results of Operations and Financial Condition

On August 19, 2003, Saks Incorporated (the “Company”) issued a news release announcing the Company’s results of operations for the second quarter and the six-month period ended August 2, 2003. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In the press release, the Company indicated that the increase in selling, general and administrative expenses (“SG&A”) during the second quarter was principally due to a $16 million reduction in credit card contribution related to the sale of its credit card portfolio to Household Bank, (SB), N.A. Approximately $10 million of this increase occurred at the Company’s Saks Department Store Group segment, and $6 million occurred at the Company’s Saks Fifth Avenue Enterprises segment. The Company expects the reduction in credit contribution for the 2nd half of the year to be approximately $20 to $30 million.

The Company continues to rationalize its store portfolio, which includes disposing real estate associated with closed stores, the closure of poor performing stores, and the exchanging of stores with other retailers. Upon the disposition of real estate, the closure of poor performing stores and the exchanging of stores, the Company may realize a gain or a loss. There are no known significant gains and losses anticipated for the third and fourth quarters of 2003.

During the telephonic conference call following the press release on August 19, 2003, the Company indicated in response to a question, that it’s free cash flow for 2003 is expected to be “somewhere in the $100 million range”. From time to time, the Company will use the non-GAAP financial measure “free cash flow” in discussing its liquidity position. The Company calculates “free cash flow” as “cash flow from operations” determined in accordance with GAAP, increased or decreased for cash flow associated with purchase or sale of property, plant and equipment determined in accordance with GAAP and increased or decreased for cash flow associated with infrequent, unusual or non-recurring items. Management believes that “free cash flow” provides useful information to investors because it provides a comparable measure of the Company’s operating cash available to invest in new business opportunities, to repurchase the Company’s outstanding debt and equity securities and to make other strategic investments in efforts to increase shareholder value. The following table reconciles expected “cash flow from operations” to expected “free cash flow” for the fiscal year 2003.

Expected cash flow from operations in accordance with GAAP	$600
Expected non-recurring cash flow associated with the sale of the Company’s credit card business to Household International	(300)
Expected cash flow associated with additions to property, plant and equipment	(215)
Expected cash flow associated with the sale of property, plant and equipment	15

Expected free cash flow	$100

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED
Date: August 19, 2003	/s/ Douglas E. Coltharp Douglas E. Coltharp Executive Vice President and Chief Financial Officer